Exhibit 5.1

May 19, 2023

Oblong, Inc.
25587 Conifer Road, Suite 105-231
Conifer, CO 80433

Re: Registration Statement on Form S-3 of Oblong, Inc.

Ladies and Gentlemen:

This letter is being furnished to you in connection with filing of the Registration Statement on Form S-3 (the “Registration Statement”) by Oblong, Inc., a Delaware corporation (the “Company”), on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale from time to time by the selling stockholders named in the prospectus contained in the Registration Statement and any supplement thereto or their permitted transferees of an aggregate of up to the following:

1.	6,550 shares of the Company’s Series F Convertible Preferred Stock (the “Preferred Shares”);

2.	3,830,409 shares of the Common Stock, par value $0.0001 per share (the “Preferred Conversion Shares”), of the Company (the “Common Stock”), initially issuable upon conversion of the Company’s Series F Convertible Preferred Stock (the “Preferred Stock”);

3.	32,750 shares of the Preferred Stock issuable upon exercise of the Company’s Preferred Stock Purchase Warrants (the “Preferred Warrant Shares”); and

4.	8,169,591 shares of the Common Stock issuable upon conversion of the Preferred Warrant Shares (the “Preferred Warrant Common Shares”).

The Preferred Stock, and the Preferred Stock Warrants were sold to the Purchasers named in the Securities Purchase Agreement dated as of March 30, 2023 (the “Securities Purchase Agreement”) between the Company and the purchasers named therein. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act. For purposes of this opinion letter, we have examined and relied as to factual matters upon information contained in originals or copies, certified or otherwise identified to our satisfaction, copies of the following documents:

(1)	the Securities Purchase Agreement;

(2)	the Certificate of Designations of the Preferred Stock (the “Certificate of Designations”);

(3)	the Preferred Stock Warrant;

(4)	the Amended and Restated Certificate of Incorporation the Company, as amended, as certified by the Secretary of the State of Delaware; and

(5)	the Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company as in effect as of the date hereof.

We have also examined originals or copies of such other documents, certificates and records of the Company and public officials, and have examined such matters of law, as we have deemed necessary or appropriate as a basis for the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, it is our opinion that:

1. The Preferred Conversion Shares and the Preferred Warrant Common Shares initially issuable pursuant to the Certificate of Designations have been duly authorized and reserved for issuance and, when issued upon the conversion of the Preferred Stock in accordance with the terms set forth in the Certificate of Designations, will be validly issued, fully paid and nonassessable.

2. The Preferred Warrant Shares initially issuable pursuant to the Preferred Stock Warrants have been duly and validly authorized and reserved for issuance and, when issued upon the exercise of the Preferred Stock Warrants in accordance with the terms set forth in the Preferred Stock Warrant, will be validly issued, fully paid and nonassessable.

3. The Preferred Shares have been validly issued, fully paid and nonassessable.

For purposes of the opinions expressed herein, we have assumed that:

(1) the Preferred Shares and Preferred Stock Warrants were issued, sold and paid for under Certificate of Designations and the Securities Purchase Agreement, as the case may be;

(2) the Preferred Conversion Shares are issued pursuant to the terms of the Certificate of Designations and are issued immediately after the issuance of the Preferred Shares, and the Preferred Warrant Shares are issued pursuant to the terms of the Preferred Warrants and are issued immediately after the issuance of the Preferred Warrants;

(3) with respect to the Preferred Shares, Preferred Conversion Shares, Preferred Warrant Common Shares and Preferred Warrant Shares, we express no opinion to the extent that, notwithstanding its current reservation of shares of Common Stock, future issuances of securities, including the Common Stock, of the Company and/or adjustments to outstanding securities, including these securities, of the Company may cause the Preferred Shares, Preferred Conversion Shares, Preferred Warrant Common Shares and Preferred Warrant Shares to be convertible and exercisable, as the case may be, for more shares of Common Stock than the number that remain authorized but unissued;

(4) )  the applicable conversion price or exercise price will not be adjusted to an amount below the par value per share of the Common Stock;

(5) the stockholders of the Company have approved the issuance and sale of the Common Stock issuable upon conversion of the Preferred Stock and the Preferred Stock Warrants; and

(6) the holders of registration rights of the Company have provided waivers or consents to permit the registration contemplated by this opinion letter.

The opinions expressed herein are based solely upon the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion or view as to the effect of any other laws on the opinions expressed herein. The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP

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